EXHIBIT 99.1

Question from stockholder:

Did Linda sell 2.0 million shares during 2014?

Toucan Partners, LLC (9)

4800 Montgomery Lane, Suite 801

Bethesda, MD 20814

	2014	2013	Change

Shares	2,211,784	4,311,184	(2,099,400)
Warrants	1,893,690	1,370,335	523,355

Total	4,105,474	5,681,519	(1,576,045)

Company response:

Dear John:

Thanks for checking with us about your question. Linda definitely did not sell 2,099,400 shares. Neither she nor Toucan has sold any shares. They both continue to be big believers in NW Bio and its potential.

Last year’s proxy showed a larger number of shares owned by Toucan Partners simply because in that filing, shares owned by Linda individually were included in the aggregate total shares reported as owned by Toucan Partners. This year’s proxy, as well as the 10-K covering 2013 and the 10-Qs for Q1, Q2 and Q3 of this year, have all reported Linda’s shares separately from the Toucan Partners shares, rather than reporting a combined number.

The 2 sets of Linda’s shares, now broken out separately from the Toucan Partners shares, are:

•           1,572,200 shares which belong to Linda and are now listed separately as individually owned by her

•           527,800 shares which are also Linda’s but have not been issued yet. These shares were going to be issued last year (and so were counted in the Toucan Partners’ share numbers in last year’s proxy), but were deferred. Since these shares have not been issued, they are not counted in Linda’s (or Toucan Partners’) share numbers in this year’s proxy. They will be counted and included in all reporting after they are issued.

These 2 sets of Linda’s shares total 2,100,000. This fully accounts for the difference of 2,099,400 shares in the Toucan Partners shares reported in this year’s proxy (2,211,784) vs. the Toucan Partners’ shares reported in last year’s proxy (4,311,784).

Suffice it to say, both Linda and Toucan continue to be strong supporters of the Company and to maintain their substantial “skin in the game.”

Thanks for your ongoing interest and support.

All the best,

Les Goldman